EXHIBIT 10.59

NTC/MEIYA CONFIDENTIAL

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into as of this 6th day of  June, 2008 (“Effective Date”), by and between Nanya Technology Corporation (Nanya Technology Corporation [Translation from Chinese]) (“NTC”), a company incorporated under the laws of the Republic of China (“ROC” or “Taiwan”), and MeiYa Technology Corporation (MeiYa Technology Corporation [Translation from Chinese]), a company incorporated under the laws of the ROC (“JVC”).  NTC and JVC are sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

A.           NTC and Micron Technology, Inc, a Delaware corporation (“Micron”) are parties to that certain Master Agreement with an effective date of April [21], 2008 (“Master Agreement”) which contemplates the entry into this Agreement as of the Closing Date (as that term is defined in the Master Agreement); and

B.           JVC may request that NTC provide Services (as defined below) to JVC, and NTC will provide such Services to JVC subject to the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1    Definitions. The following capitalized terms will have the following meanings:

“Confidentiality Agreement” means that certain mutual confidentiality agreement among Micron, Micron Semiconductor B.V., a company incorporated under the laws of the Netherlands (“MNL”) and NTC referred to on Schedule 2.1 of the Master Agreement Disclosure Letter, as joined by JVC as of the Closing Date.

“GAAP” means generally accepted accounting principles, consistently applied for all periods at issue.

“GUI” means government unified invoice.

“Service(s)” is defined in Section 3.

“Service Fee” is defined in Section 5.1.

NTC/MEIYA CONFIDENTIAL

“VAT” will mean value added tax as imposed upon any payments hereunder pursuant to the laws of Taiwan, Republic of China.

Section 1.2    Interpretation.  Unless the context requires otherwise: (i) all references to Sections or Exhibits are to Sections or Exhibits of or to this Agreement; (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (iii) words in the singular include the plural and visa versa; (iv) the term “including” means “including without limitation”; and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import will mean references to this Agreement as a whole and not to any individual section or portion hereof.  All references to “day” or “days” will mean calendar days and all references to “quarter(ly)”, “month(ly)” or “year(ly)” will mean fiscal quarter, fiscal month or fiscal year, respectively, unless specifically identified otherwise.  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

ARTICLE II
SERVICES

Section 2.1    Services.  NTC agrees to provide, and JVC agrees to purchase the services set forth on Exhibit I and such other additional services that JVC may reasonably request from NTC from time to time at the level and scope and for the duration that JVC deems necessary to support its operations, and any change, modification or enhancement thereto that NTC agrees to provide (“Services”).  For additional services beyond those set forth in Exhibit I, JVC will submit requests for Services in writing to NTC (“Service Requests”), and the Parties will negotiate each Service Request in good faith.  If the Parties agree to such Service Request, then NTC will perform the Service(s) set forth in such Service Request in accordance with the terms and conditions of such Service Request and this Agreement.

Section 2.2    Nonexclusivity.  If NTC is (i) unable or unwilling to provide any Service(s) under mutually agreeable terms, or (ii) the Parties otherwise fail to agree to a Service Request within fourteen (14) days of JVC’s presentation of such Service Request to NTC, then JVC may perform or retain any third party(ies) to perform the Service(s) that are the subject of such Service Request.  If JVC performs or retains any third party(ies) to perform any Service(s), then NTC will cooperate with JVC and such third party(ies) with respect to the provision of such Service(s) (including any transition thereof as set forth in Section 3.3) by or to JVC.

Section 2.3    Duration of Services.  NTC will provide the Services to JVC during the Term subject to Section 3.2.

ARTICLE III
TERM AND TERMINATION

Section 3.1    Term. The term of this Agreement will commence on the Effective Date

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

and will remain in effect until terminated as provided herein (“Term”).

Section 3.2    Termination. This Agreement may be terminated by mutual agreement of the Parties or by JVC upon the dissolution of JVC. In the event an individual Service or Services are not satisfactory to JVC, JVC may by written notice to NTC raise an improvement request (“Improvement Request”). NTC will make commercially reasonable efforts to satisfy the Improvement Request within thirty (30) calendar days of receipt (the “Improvement Period”).  At the end of the Improvement Period, if JVC is not satisfied with the results of such Improvement Request in JVC’s sole discretion, JVC may terminate such individual Service or Services upon thirty (30) calendar days prior written notice to NTC. Notwithstanding the foregoing, in the event of any termination with respect to one or more individual Services, but less than all Services, this Agreement will continue in full force and effect with respect to any Services not terminated hereby and will only terminate upon termination of all individual Services hereunder.

Section 3.3    Consequences. In the event of termination, NTC agrees to provide reasonable cooperation to JVC to ensure a smooth transition to a third party service provider for such period of time as JVC reasonably requires.  The parties shall cooperate in arranging for an orderly, effective transition of operational control of the functions that are the subject of the Services from NTC to JVC or its designated service provider.  After such transition period, either party that has work products, documents and other materials belonging to the other party (the "Receiving Party") shall return to the delivering party ("Delivering Party") any and all such materials (and all copies and extracts thereof) provided to or obtained by Receiving Party from Delivering Party pursuant to or in connection with this Agreement, subject to any record retention requirements of the JVC.

ARTICLE IV
COMPENSATION

Section 4.1    Fees for Services. JVC will pay the fees (inclusive of VAT) to NTC for Services (“Service Fee”) in accordance with the guidelines set forth on Exhibit I and as agreed upon by the Parties for each of the Services as amended from time to time. Such Service Fee will be provided at the actual cost of the Services billed to NTC. All Service Fees will be payable in New Taiwan Dollars, and JVC will make such payments in strict compliance with all applicable laws and regulations of the government of Taiwan, Republic of China.

Section 4.2    Pricing Structure.  NTC represents, warrants and covenants that at all times during the Term, the Service Fees charged to JVC are the same as the prices then offered or provided by Formosa Plastics Group, (“FPG”) to any other entity for services substantially similar in both quantity and quality to and at comparable level with the Services being provided to JVC under this Agreement.

Section 4.3    Payment Terms. NTC will bill JVC monthly for all Service Fees. Such bills will be accompanied by GUI and reasonable documentation or other reasonable explanation supporting such Service Fees. The Service Fees will be due to NTC within thirty (30) days after receipt of a correct and approved invoice therefor. Late payments beyond sixty (60) calendar days of the date of the invoice will be subject to interest of six percent (6%) per annum of the unpaid invoiced amount.

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

Section 4.4    Records and Audit. NTC will maintain records relating to this Agreement (including with respect to the provision of the Services, the records relating to the calculation of the Service Fee and verification of the FPG pricing formula as well as payment and collection of the Service Fee) in accordance with NTC’s normal accounting procedures, but in no case for a period of less than one (1) year.  Upon reasonable notice to NTC, JVC may designate a third party auditor at JVC’s sole expense to audit such records during NTC’s regular business hours in order to confirm NTC’s compliance with the terms hereof.  Without limiting the foregoing, in the event that any such audit reveals any overpayment by JVC of the Service Fee, then NTC will immediately: (i) refund the amount of such overpayment to JVC; and (ii) reimburse JVC for the costs that it has incurred in association with such audit.

ARTICLE V
GENERAL OBLIGATIONS; STANDARD OF CARE

Section 5.1    Performance of NTC. NTC will exercise the same level of care and diligence in performing Services hereunder as it customarily exercises in performing such services for its own purposes, but in no event will it be less than commercially reasonable care in rendering the Services hereunder. NTC will maintain sufficient resources to perform its obligations to provide Services hereunder. NTC will use reasonable efforts to provide Services to JVC in accordance with the policies, procedures and practices in effect before the Effective Date.

Section 5.2     Performance of JVC. JVC will use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Effective Date, including providing information and documentation sufficient for NTC to perform the Services and making available, as reasonably requested by NTC, reasonable approvals and acceptances in order for NTC to perform its obligations under this Agreement in a timely manner.

Section 5.3    Responsibility for Errors; Delays. Except for gross negligence or willful misconduct in the performance of the Services, NTC’s sole responsibility to JVC for errors or omissions in Services or failure of performance or defects in any goods, spare parts, hardware, and software will be to immediately correct any defective or non-conforming Services, goods, spare parts, hardware or software by repair or replacement at no cost to JVC, provided that JVC will promptly advise NTC of any such error, omissions, or defects.

Section 5.4    Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation will include exchanging information, providing electronic access to systems used in connection with the Services, and performing adjustments.  NTC will be responsible for identifying any third party consents, licenses, sublicenses or approvals necessary to permit NTC to perform its obligations hereunder, and hereby represents and warrants that it will have in full effect with all applicable third parties at all times all such consents, licenses, sublicenses or approvals.  The additional costs of obtaining such third party consents, licenses, sublicenses or approvals for the purpose of rendering Services to JVC will be borne by JVC. The Parties will maintain documentation supporting the information contained in Exhibit I and cooperate with each other in making such information available as needed.

Section 5.5    Proprietary Items License. In the course of performing Services under this Agreement, NTC may use products, materials, data, ideas, tools, processes, strategies, marketing

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

plans, techniques, know-how, trade secrets, methodologies and other items and information that are proprietary to NTC or are licensed to NTC by third parties (collectively, “Proprietary Items”).  Except for any software that is licensed to NTC by a third party and provided by NTC to JVC in accordance with Section 5.4, if any, NTC hereby grants to JVC for the duration of the Term a royalty-free, worldwide, non-sublicenseable, non-transferable, non-exclusive, limited license to use Proprietary Items for its internal use only that are provided to JVC in connection with the Services provided hereunder pursuant to this Agreement.

Section 5.6    NTC Software. NTC hereby grants to JVC for the duration of the Term, a royalty free, nonexclusive, limited license to use the NTC software, if any, that is provided to JVC in connection with the Services provided hereunder for its internal use only and in strict conformity with all applicable restrictions on the use.

ARTICLE VI
CONFIDENTIALITY

All information provided, disclosed or obtained in connection with this Agreement or the performance of any of the Parties’ activities under this Agreement will be subject to all applicable provisions of the Confidentiality Agreement.  Furthermore, the terms and conditions of this Agreement will be considered “Confidential Information” under the Confidentiality Agreement for which each Party is considered a “Receiving Party” under such agreement.  To the extent there is a conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement will control.  If the Confidentiality Agreement is terminated or expires and is not replaced, then the Confidentiality Agreement will continue to govern the confidentiality and non-disclosure obligations between the Parties with respect to the information and materials provided or disclosed in connection with this Agreement for the duration of the Term notwithstanding such termination or expiration.

ARTICLE VII
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.1    General Indemnity.  NTC will indemnify, defend and hold harmless the JVC from and against any and all losses based on or attributable to any third party claim or threatened claim arising under this Agreement and as a result of NTC’s negligence, gross negligence or that of any of its respective officers, directors, employees, agents or subcontractors.

Section 7.2    Intellectual Property Infringement Indemnification. NTC will defend, indemnify and hold harmless JVC and its directors, officers, employees and permitted assignees from and against any third party claim or demand that the provision of Services hereunder infringes or misappropriates any patent, trademark, copyright, mask work, trade secret or other intellectual property right of a third party now or hereafter existing. If any such claim or demand is asserted against JVC, NTC will defend and hold JVC harmless from all damages, costs or losses arising from or related to the defense of such legal action.

Section 7.3    Limitation of Liability. Notwithstanding the terms set forth in Section 7.1, 7.2 and 7.4, except in the event of breach of Article VI, NTC’s total liability under this Agreement shall be limited to the total annual Service Fee received from JVC in the preceding

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

calendar year or in the event that a claim arises prior to the completion of the first full calendar year, the projected yearly Service Fee based on Service Fees already billed to JVC.

Section 7.4    Consequential Damages.  Except in the event of willful misconduct or gross negligence or the breach of Article VI, neither Party will be liable to the other Party for any lost profits, loss of data, loss of use, business interruption or other special, incidental, indirect, punitive or consequential damages, however caused, under any theory of liability, arising from or relating to this Agreement.

ARTICLE VIII
FORCE MAJEURE

Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of JVC to make certain payments to NTC pursuant to Section 4.1 for Services rendered, if such failure or delay is caused by Force Majeure. “Force Majeure” means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstance or event.
ARTICLE IX
MISCELLANEOUS

Section 9.1    Applicable Law.  This Agreement will be construed in accordance with and governed by the laws of Taiwan, R.O.C. and will be interpreted thereunder, without giving effect to its conflict of laws principles.

Section 9.2    Dispute Resolution.  All disputes shall be resolved as follows:  the Parties shall first submit the matter to the president of NTC and Executive Vice President of JVC by providing notice of the dispute to the Parties.  The president of NTC and Executive Vice President of JVC shall then make a good faith effort to resolve the dispute.  If they are unable to resolve the dispute within thirty (30) days of receiving notice of the dispute (during which thirty-day period, they shall seek in good faith to hold at least two (2) meetings at which they shall make a good faith effort to resolve the dispute), then the dispute shall be submitted to the chairman of the board of directors of NTC and the lead director of JVC appointed by Micron. If the chairman of the board of directors of NTC and the lead director of JVC appointed by Micron are unable to resolve the dispute within thirty (30) days of the dispute having been submitted to them (during which thirty-day period, the directors shall seek in good faith to hold at least two (2) meetings at which they shall make a good faith effort to resolve the dispute), then a civil action with respect to the dispute may be commenced.

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taipei District Court, located in Taipei, Taiwan, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

Section 9.3    Entire Agreement. This Agreement, together with Exhibit I hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and will supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 9.4    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.5    Language. This Agreement will be prepared in the English language, and the English language version will be official.

Section 9.6    Notices. All notices required under this Agreement, and all communications made by agreement of the Parties, will be made in writing, and will be delivered either personally, by facsimile, or by mail. The date of actual receipt by the receiving Party will be deemed the date of notice under this Agreement. The addresses of each Party for purposes of notice under this Agreement will be as follows:

NTC:	Hwa-Ya Technology Park 669
Fuhsing 3 RD. Kueishan
Taoyuan, Taiwan, ROC
Attn: Legal department
Facsimile: 886-3-396-2226

JVC:	MeiYa Technology Corporation
5F, N. 201-36
Dunhua N. Road, Songshan District
Taipei City, Taiwan, ROC
Fax:

With a mandatory copy to:

Micron:	Micron Technology, Inc.
MS1-507
8000 South Federal Way
Boise, ID 83716-9632
Attention: General Counsel
Facsimile: 208-368-4540

Section 9.7    Transfer. No right or obligation under this Agreement will be transferable or assigned to any third party without the express agreement in writing of the other Party.

Section 9.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 9.9    Modification of the Agreement.  Except as provided herein, no modification of this Agreement will be valid without a writing setting forth such modification signed by both Parties.

Section 9.10   Compliance with Laws and Regulations.  Each of the Parties will comply with, and will use reasonable efforts to require that its respective subcontractors comply with, all applicable laws and regulations relating to the Services.

Section 9.11   Specific Performance.   The Parties agree that irreparable damage will result if NTC ceases to perform the Services during the Term in breach of its obligations hereunder, and the Parties agree that any damages available at law for such a breach of this Agreement would not be an adequate remedy.  Therefore, NTC’s obligation to continue performing Services hereunder will be enforceable in a court, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate preliminary and permanent injunctive relief may be applied for and granted in connection therewith.  Such remedy will be cumulative and not exclusive and will be in addition to any other remedies that a Party may have under this Agreement.
 [SIGNATURE PAGE FOLLOWS]

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

 NANYA TECHNOLOGY CORP.

NANYA TECHNOLOGY CORPORATION

By:	/s/ Jih Lien
Name: Jih Lien
Title: President

MEIYA TECHNOLOGY CORPORATION

By:	/s/ Pei Ing Lee
Name: Pei Ing Lee
Title: Chairman

THIS IS THE SIGNATURE PAGE FOR THE SERVICES AGREEMENT
ENTERED INTO BY AND BETWEEN NANYA TECHNOLOGY CORPORATION AND MEIYA TECHNOLOGY CORPORATION

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

Exhibit I

SERVICES

Services (and guidelines for charging such Services in accordance with the rules and regulations of NTC) to be provided by NTC to JVC are as follows:

1.	Corporate Systems

1.1	Services for Corporate Systems:

-	Human Resource Management

-	Financial Management

-	Engineering and Construction

-	Material and Inventory

-	Information Technology

-	Management Information System

-	Environmental Protection

1.2	Charging Guidelines for Corporate Systems Services:

1)
For Enterprise Resource Planning (“ERP”) system and public relations consultancy services, service fee is a function of JVC’s capital, revenue, net income, head count and terms as offered to NTC and other members of NTC. In addition, Services for ERP system and software maintenance are charged based on the man hours of services. Services for sharing the hardware (mainframe), on the other hand, are charged based on the hours of usage of CPU and the number of terminals.

2)
For other general administrative services, such as (a) financial, stock brokerage and cashier services, (b) purchasing activity and price negotiation, (c) export affairs, customs clearance and transportation, and (d) sub-contracting engineering service, the service is charged based on the quantity of service activities for the respective services. For the architectural design and construction, the service is charged based on the amount or percentage of completed construction.

2.	Services for Fab Operation System (if applicable or upon request of JVC)

-
Facility supply: Costs include operational costs (such as material, consumable, personnel salary, repair and maintenance and other administrative expenses). The service is charged based on the percentage of consumption.

-	Materials supply: Costs are based on separate material account. The service is charged based on material cost and reasonable handling cost.

Confidential
DLI-6195510v1

NTC/MEIYA CONFIDENTIAL

-	Maintenance tool: Costs include materials, maintenance, compensation for engineers and technicians and the cost of depreciation. The service is charged on an hourly rate basis.

-	Laboratory tool: Costs include materials, maintenance, compensation for engineers and technicians and the cost of depreciation. The service is charged on an hourly rate basis.

-
Information technology system and related services: Costs include license fees, maintenance fees, compensation for IT consultants and technicians. The service is charged based on the amount and percentage of data processing.

3.	Services for Fab Support System (if applicable or upon request of JVC)

-
Operating system development: Costs include all costs and expenses regarding information technology, facility and logistics required for the development department. The service is charged based on the percentage of the cost of the project.

-
Fab expansion: Costs include compensation for the employees, NTC’s expenses and other general administrative expenses. The service is charged based on the percentage of engineering and construction payment.

-	Site general affairs: Costs include landscaping, planting, cleaning and site maintenance. The service is charged based on the percentage of floor area.

-	Site security: Costs include compensation for relevant employees, NTC’s expenses and other general administrative expenses. The service is charged based on the percentage of number of employees.

Confidential
DLI-6195510v1